EX19.1
INSIDER TRADING POLICY
Approved December 2024

Background
The Children’s Place and its directors, officers and all associates worldwide must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our integrity and violates federal insider trading laws that impose strict civil, and in some cases, criminal penalties upon individuals and companies.

Maintaining the confidence of shareholders, regulators and the public markets is important. The principle underlying our policy is fairness in dealings with other persons, which requires that our associates do not take personal advantage of undisclosed material information to the detriment of others who do not have the information.

In light of the severity of the possible sanctions, both to you individually and to the Company, we have established this Insider Trading Policy to assist all of us in complying with our obligations. Any violation of this Company policy could subject you to disciplinary action, up to and including termination. This policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this policy or the applicable law, please contact the Legal Department.

Policy
No Insider may trade in securities of The Children’s Place unless he or she is sure that they do not possess Material Non-Public Information. If any such person has a doubt as to whether or not they possess such information they may contact the Legal Department.

A trading calendar is determined by the Legal Department each year and is distributed to all associates. All associates must abide by this calendar and may only trade as indicated on the calendar. Trading in securities within the open windows of our trading calendar is not a “safe harbor;” an associate trading on the basis of Material Non-Public Information during an open trading window will be in violation of insider trading laws. Rather, the trading calendar identifies the safest period for trading in the Company’s securities by denoting periods during which it is least likely that an associate will have exposure to Material Non-Public Information. Notwithstanding the issuance of the trading calendar and open trading periods, certain associates whose duties give them access to Material Non-Public Information must always check with the Legal Department prior to trading in securities of The Children’s Place. The Legal Department will notify the associates subject to this requirement.

No Insider may communicate (also known as “tip”) Material Non-Public Information to any other person (including family members). Such communications may include overt tips from others or through, among other things, conversations at social, business or other gatherings, on internet blogs or on social media (for example, Facebook or LinkedIn). If an Insider does so and there is a trade on the basis of the information, then both parties may be in violation of federal insider trading laws. Note that the Securities and Exchange Commission and NASDAQ use sophisticated electronic surveillance techniques to uncover insider trading.

No Insider may make a recommendation or express an opinion with regard to trading in The Children’s Place securities on the basis of Material Non-Public Information. The Company’s financial results may only be discussed with potential investors by the Chief Executive Officer, the Chief Financial Officer and Investor Relations.

No Insider may trade in securities of a company other than The Children’s Place (for example, a The Children’s Place vendor) if they are in possession of any Material Non-Public Information about that company which they obtained in the course of their employment with The Children’s Place, such as information about a major contract or merger being negotiated.

No director, officer or associate may trade in derivatives of The Children’s Place stock (other than by purchasing an option granted by the Company to the holder to purchase stock or by exercising a call option during an open trading period that is also exercised during an open trading period). No financial transactions may be entered into which could “lock in” the price of The Children’s Place stock, such as a hedging transaction. In addition, “short sales” of The Children’s Place stock (a sale of securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited. Directors, officers and associates are also prohibited from holding The Children’s Place securities in a margin account that permits someone other than the Insider or requires the Insider to sell The Children’s Place securities should the value of the account decline.

No director, officer or associate may use their stock in The Children’s Place as collateral against a loan.

Definitions
For the purposes of this Insider Trading Policy, the following terms shall have the meanings set forth below.

Insiders. Insiders are:

(i)members of the Company’s Board of Directors, our corporate officers and our associates;

(ii)our consultants, bankers, accountants, lawyers and other persons associated with the Company and its subsidiaries, including agents and vendors who may have access to Material Non-Public Information; and

(iii)household members, immediate family members, and, as the case may be, employees of those listed in (i) and (ii) above.

Material Non-Public Information. Information is deemed to be material if there is a reasonable likelihood that it would be considered important to an investor in making a decision regarding the purchase or sale of securities. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

•Financial results, including but not limited to earnings and comparable sales, or comp sales
•Projections of future earnings or losses
•Change in dividend policy
•Changes in stock buy-back program
•News of a pending or proposed merger
•News of a pending acquisition or divestiture
•Impending bankruptcy of financial liquidity
•Gain or loss of a major supplier
•New product announcements
•Major marketing changes
•Product recalls
•Significant litigation or threatened litigation
•Changes in equity including either the sale or repurchase of Company stock
•Changes in the senior leadership team
•New equity or debt offerings
•New franchisees or wholesale customers
•New channels of distribution

Either positive or negative information may be material. Note that if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and other third parties might view your transaction.

Such information is non-public if it has not been disclosed to the general public and is not otherwise available to the general public. In general, information that has been disclosed through a newswire service (for example, in a press release), the Company’s quarterly earnings call, the Company’s website or in public disclosure documents filed with the SEC that are available on the SEC’s website is considered to be available to the general public. Information that is available only to all or a portion of the Company’s employees is not considered to be available to the general public.

In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public Information rests with that individual, and any action on the part of the Company or any Company employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Securities. Securities include common stock, options to purchase or sell common stock, warrants, convertible notes or debentures, and any derivative or financial product which is linked to the value of The Children’s Place common stock.

Trading. Trading includes buying or selling securities of The Children’s Place. It does not include exercising an employee option to purchase stock, but does include the sale of stock received upon the exercise of such option.

Suspension of Trading
From time to time we may notify directors, officers and selected associates that they are prohibited from trading securities of The Children’s Place. This action could be taken due to developments which have not yet been made public or due to circumstances which would render such trading inappropriate. In such case, each of those affected may not trade in The Children’s Place securities while the suspension is in effect, and may not disclose to others that we have suspended trading for certain individuals.

Post-Termination Transactions
This policy continues to apply to transactions in The Children’s Place Securities even after termination of service to The Children’s Place. If an individual is in possession of Material Non-Public Information when his or her service terminates, that individual may not trade in Securities of The Children’s Place until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action
Each individual subject to this policy is responsible for making sure that he or she complies with this policy, and that any family member, household member, entity or other Insider whose transactions are subject to this policy also complies with this policy. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in The Children’s Place Securities, and you should treat all transactions for the purpose of this policy and applicable securities laws as if the transactions were for your account

Note that while the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Accordingly, those who fail to comply with this policy risk not only potential federal and state criminal and civil liability but also Company disciplinary action.

The matters set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with all securities trading. This policy will be distributed to Company associates via email on a quarterly basis. Please contact the Legal Department if you have any questions about this Insider Trading Policy. You may contact the Legal Department as follows: Jared Shure, General Counsel, telephone number 201-453-6000 Ext: 37049, jshure@childrensplace.com.

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